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                                                                      EXHIBIT 10

                             GARDNER, CARTON & DOUGLAS
                              One First National Plaza
                              Chicago, Illinois 60603

June ___, 1981

Securities and Exchange Commission
500 North Capitol Street
Washington, D.C. 20549

     Re:  Lincoln National Corporate Bond Fund, Inc.,
          Form N-1 Election to Register Indefinite
          Number of Shares pursuant to Rule 24f-2
          under the Investment Company Act of 1940
          ----------------------------------------

Gentlemen:

     As counsel for the Lincoln National Corporate Bond Fund, Inc., a Maryland corporation (the "Fund"), we have examined the proceedings taken and being taken for the election by the Fund on Form N-1 to register an indefinite number of shares of its Common Stock, $.01 par value, pursuant to Rule 24f-2 of the Investment Company Act of 1940.

     We have examined all instruments, documents, and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of Common Stock will be, if and when issued by the Fund in the manner and upon the terms set forth in said Form N-1, validly authorized and issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to Form N-1 and to the use of our name wherever it appears in Form N-1, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                              Very truly yours,